Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877-698-0900 info@canopetro.com

CANO PETROLEUM ANNOUNCES FY 2008 SECOND QUARTER RESULTS AND
EARNINGS CALL AND PROVIDES AN OPERATIONS UPDATE

FORT WORTH, Texas. February 08, 2008—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for its fiscal year second quarter ended December 31, 2007. Following are selected financial highlights from the Company’s 10-Q.

Second Quarter Results

For the quarter ended December 31, 2007 (“current quarter”), Cano’s revenues were $10.0 million, which is $3.9 million, or 63%, higher than the same period last year. For the current quarter, the Company recorded a net loss applicable to common stock of $1.6 million, or $0.04 per share, as compared to a net loss of $1.4 million, or $0.04 per share, for the quarter ended December 31, 2006 (“prior year quarter”). For the current quarter, income from operations of $1.1 million compares with a loss of $0.4 million for the prior year quarter. The current quarter was adversely impacted by a $1.8 million unrealized loss on commodity derivatives recorded in other income (expenses).

The $3.9 million revenue increase was driven by both higher prices, which contributed $3.1 million and higher volumes which contributed $0.8 million. For the current quarter, Cano’s sales were 67 MBbls of oil and 365 MMcf of natural gas, or 128 MBOE, an 11% increase when compared to the prior year quarter. During the current quarter, the average prices the Company received for its oil and natural gas sales were $87.06 per barrel of oil and $11.15 per Mcf of gas, respectively. For the prior year quarter, oil sales were 64 MBbls at an average price of $58.40 per barrel and natural gas sales were 308 MMcf at an average price of $7.84 per Mcf. The increased oil sales are primarily attributed to the New Mexico Properties (Cato) which were acquired in March 2007; the increased natural gas sales are primarily attributed to Barnett Shale production in our Desdemona properties. Cano’s production was adversely effected by freezing weather in December 2007. The Panhandle and Pantwist properties were shut-in for five days and the Davenport and Nowata properties were shut in for 10 days. This is further discussed below under “Operations Update” section.

During the current quarter, our total operating expenses were $8.9 million or $2.3 million higher than the same period last year. The increase is primarily attributed to higher general and administrative expenses (“G&A”) of $1.1 million, increased lease operating expense (“LOE”) of $0.9, higher production and ad valorem taxes of $0.2 million, and depletion and depreciation expense of $0.1 million.

The primary reasons for increased G&A expense was the $0.9 million increase in non-cash stock based compensation expense and higher legal expense pertaining to the fire litigation. For the current quarter, the LOE per barrel equivalent was $24.72 as compared to $19.62 for the prior year quarter. The increased LOE is attributed to the weather related outages and non-recurring operating expense in the Desdemona Properties. We expect the per barrel cost to decrease during this fiscal year as production increases from our development activities.

Other expenses for the quarter totaled $2.1 million compared with a $0.5 million in the same quarter last year. The major contributing factor was the $1.8 million recorded in unrealized loss on commodity derivatives. This charge reflects the mark-to-market valuation of the derivative contracts Cano has in place. We have attached a schedule of all of the derivative contracts currently in place.

On November 7, Cano closed a private placement of 3.5 million shares of common stock. The net proceeds of $23.4 million will primarily be used to fund our capital investing for the balance of the fiscal year. At December 31, 2007 our outstanding debt balance was $42.0 million. The Series D convertible preferred stock was reduced by voluntary conversion of four thousand shares plus accrued dividends. The conversions resulted in our temporary equity being reduced to $44.6 million at December 31, 2007.

Operations Update

As a direct result of the $23.4 million equity raise previously discussed, we increased our FY 2008 capital budget from $57.0 million to $78.0 million. Through December 2007, Cano has spent roughly $41.9 million out of its approved $78.0 million FY 2008 capital budget. Listed below is a table representing capital spending by field and second quarter net daily production in addition to specific project highlights:

	YTD Capital	Daily Production*
	($ Million)	(Net BOEPD)**
Panhandle	$14.8	590
Cato	12.7	90
Pantwist	—	334
Desdemona:
Barnett Shale	7.9	138
Waterflood	3.0	16
Corsicana	0.9	0
Nowata	1.3	197
Davenport	1.1	63
Total	$41.7	1,428	(a)

*                Fiscal Second Quarter average daily (unaudited) production.

**         Barrels of Oil Equivalent per Day

(a)        Cano experienced a major ice storm in December 2007 at its Panhandle and Oklahoma properties. As a result of these severe storms, production was off-line for 5 and 10 days respectively for Panhandle and Nowata/ Davenport. Production was reduced by 190 BOEPD for the month of December, or 63 BOEPD for the quarter.

Panhandle Properties — Waterflood

We are observing preliminary response from 26 producing wells. Increased water inflow, gas cut and incremental gas rates are being reported. This is setting the stage for the waterflood response at the Cockrell Ranch Unit. Engineering calculations indicate that meaningful oil response is expected to occur after approximately .15 to .25 pore volumes (“PV”) of water has been injected. Therefore, when 15% to 25% of the void space has been displaced with water, the flood fronts are expected to advance to a point where production response should be seen at the producing wells. Currently, we have injected close to 3.0 million barrels of water into the Brown Dolomite formation at the Cockrell Ranch Unit. We have increased our water injection rates steadily since September

2007 to a current rate of 48,000 barrels of water per day (“BWPD”). We have completed injection plant and production facility installation in both Phase I and Phase II of the project. This represents 54 injectors and 50 producers. Additionally, we will be operational by the end of February 2008 with the remaining injectors and producers in the final contingent of Phase III development.

In the Phase I, or the south area of the Cockrell Ranch, which has been under injection since July 2007, Cano has injected between 10% PV and 12% PV. We are currently producing approximately 5,000 barrels of fluid per day with an increasing oil cut. This response is consistent with our modeling and we expect oil cuts to increase over the near term as the flood front is expected to advance. In the NE area, or Phase II, we have injected over 1,000,000 barrels of water and have started to see increasing fluid levels and increased gas rates. We expect the response to continue on a path similar to what is being experienced in the south area, or Phase I.

New Mexico Properties – Cato Field

We completed the acquisition of the Cato Field on March 30, 2007.  As previously announced, and with the recently announced equity raise, our FY 2008 capital budget has been increased in this field to $27.1 million. We are focusing on a program of Return-To-Production and new well/infill drilling program to develop the San Andres formation in this field. To date, 10 wells have been drilled and completed in the Cato Field. Since we acquired this field in March 2007, we have increased production from 35 BOEPD to 160 BOEPD at the end of January 2008.

1.               Return-to-Production (“RTP”): We have brought on 40 existing wells since the acquisition. Additionally, we have committed one workover rig to the Tomahawk field as a result of the RTP rates of 2-4 BOEPD from eight of these wells which have been recently brought on-line. Cano has approximately 10 more RTP candidates to bring on-line in the Tomahawk Field before we focus on the TomTom Field.

2.               New Infill Well Drilling:  Cano currently has two drilling rigs and three workover rigs working in the Cato Field. To date, we drilled and completed 10 wells in the Cato Field.

a.               40-Acre Infill Wells:  We have drilled and completed two of these wells. These wells penetrated the P-1, P-2 and P-3 intervals. However, these two wells were not drilled deep enough to see the P-4 or P-5 intervals. The initial production (“IP”) range is approximately 5-8 BOEPD.

b.              20-Acre Infill Wells:  We have drilled and completed eight of these wells. During the process of drilling these wells, we discovered previously unproduced P-4 and P-5 intervals, in addition to the P-1, P-2 and P-3 intervals. The IP range is approximately 10-30 BOEPD. We are currently producing these wells out of all of these intervals.

3.               20-Acre Waterflood Development:  We have accelerated the waterflood development in Sections 11 and 14 by drilling the above mentioned 20-acre infill wells. Our goal is to drill and complete all required wells by fiscal year-end June 2008 and commence waterflood facility construction and start waterflood operations in FY 2009.

Desdemona Properties:

Desdemona Properties — Waterflood   We have injected close to 700,000 barrels of water into the Duke Sand. We are seeing oil response at three producers with an increasing oil cut. Since this is not a pattern waterflood, but a peripheral flood, the PV fill-up method utilized in the Panhandle Field is not as exact a method for determining response profiles in this field. However, we expect meaningful increases in the number of responding wells and increased oil response by the second calendar quarter of 2008.

Desdemona Properties — Barnett Shale   As anticipated, after we stopped our drilling program in the Barnett Shale, decline rates have been experienced in gas production. For December 2007, we had an average daily production rate of 100 BOEPD. We continue to supply the Desdemona Field waterflood with over 7,000 BWPD of produced water for injection from the Barnett Shale gas production.

Nowata Properties   We began injecting alkaline surfactant polymer (“ASP”) chemicals during December 2007. The plant has had extended run time through January 2008. Response is anticipated in the second calendar quarter of 2008.

Corsicana Properties   The waterflood was successfully re-instated in December 2007. We achieved full injection of 4,000 BWPD and are monitoring initial flood results. We expect to produce between 20-30 BOEPD during the first calendar quarter of 2008.

Davenport Properties    During the six months ended December 31, 2007, we have returned to production five injector wells and four producing wells as we progress toward optimizing the waterflood pattern. As a direct result of this RTP activity, the production has increased to 70-80 BOEPD.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “After incurring delays from the weather and facility procurement issues in November and December, we recently achieved full water injection rates at the Panhandle Field. We continue to see increasing pre-response indicators in the waterflood project.”  Johnson added, “In regard to the Cato Field, the 20-acre infill waterflood development program is on schedule, having completed eight wells during the quarter, and we anticipate beginning water injection during the second half of calendar year 2008. In addition to the waterflood development, we are also experiencing incremental production from deeper San Andreas reservoir intervals. With the advancement of these two projects, coupled with our Nowata ASP project and Desdemona waterflood, we are poised to see positive results from our four major projects.”

Earnings Call

The Company will hold an earnings call to discuss fiscal second quarter results and provide an update on its operations on Monday, February 11, 2008, at 12:00 P.M. Eastern Time (11:00 A.M. Central Time).

Interested parties can participate in the call by dialing 888-680-0893. For calls outside the U.S., parties may dial 617-213-4859. The passcode is 81920037. This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

FINANCIAL STATEMENTS AND SCHEDULES TO FOLLOW

CANO PETROLEUM, INC.

Operating Revenue Summary

Three and Six Months Ended December 31, 2007 and 2006

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Balance Sheets

December 31, 2007 and June 30, 2007

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Consolidated Statements of Operations

Three and Six Months Ended December 31, 2007 and 2006

See Form 10-Q and accompanying notes to these unaudited financial statements

CANO PETROLEUM, INC.

Operating Revenues Summary

	Quarter ended December 31,		Increase	Six months ended December 31,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Operating Revenues	$10,018,879	$6,157,932	$3,860,947	$18,740,044	$13,832,732	$4,907,312
Sales
• Crude Oil (MBbls)	67	64	3	136	134	2
• Natural Gas (MMcf)	365	308	57	716	638	78
• Total (MBOE)	128	115	13	256	241	15
Average Price
• Crude Oil ($/ Bbl)	$87.06	$58.40	$28.66	$79.73	$64.04	$15.69
• Natural Gas ($/ Mcf)	$11.15	$7.84	$3.31	$10.77	$8.21	$2.56

Hedging Schedule

Time Period	Floor Oil Price	Barrels per Day	Floor Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/08 - 12/31/08	$55	479	$7.50	1,534	735
1/1/08 - 12/31/08	$60	66	$7.60	592	164
1/1/09 - 4/30/09	$60	59	$7.60	559	152
1/1/09 - 12/31/09	$55	395	$7.60	1,644	668
1/1/10 - 6/30/10	$55	365	$7.00	1,657	641
7/1/10 - 12/31/10	$55	395	$7.50	1,957	721

Time Period	Ceiling Oil Price	Barrels per Day	Ceiling Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/08 - 6/30/08	$86	460	$—	—	460

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$853,797	$2,119,098
Restricted cash	2,818,062	—
Accounts receivable	2,898,998	4,081,498
Prepaid expenses	568,617	309,216
Derivative assets	—	810,174
Inventory and other current assets	400,419	292,540
Total current assets	7,539,893	7,612,526

Oil and gas properties, successful efforts method	231,732,830	189,842,882
Less accumulated depletion and depreciation	(8,375,726)	(6,201,635)
Net oil and gas properties	223,357,104	183,641,247

Fixed assets and other, net	1,485,692	1,547,875
Restricted cash	—	6,000,000
Derivative assets	1,137,527	1,881,800
Goodwill	785,796	785,796
TOTAL ASSETS	$234,306,012	$201,469,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,117,023	$7,508,795
Oil and gas sales payable	1,451,510	1,345,537
Accrued liabilities	1,181,887	1,421,484
Taxes payable	650,899	450,062
Derivative liability	416,405	—
Current portion of asset retirement obligations	275,870	264,140
Total current liabilities	12,093,594	10,990,018
Long-term liabilities
Long-term debt	42,000,000	33,500,000
Asset retirement obligations	2,183,683	2,150,930
Deferred litigation credit	6,000,000	6,000,000
Deferred tax liability	31,846,000	32,371,000
Total liabilities	94,123,277	85,011,948

Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 authorized and 45,116 shares issued; liquidation preference of $47,928,846 and $50,862,925, respectively.	44,661,982	47,596,061

Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 38,603,283 and 37,334,989 shares issued and outstanding at December 31, 2007, respectively; and 33,956,392 and 32,688,098 shares issued and outstanding at June 30, 2007, respectively.	3,861	3,396
Additional paid-in capital	114,720,969	85,238,362
Accumulated deficit	(18,633,345)	(15,809,791)
Treasury stock, at cost; 1,268,294 shares held in escrow	(570,732)	(570,732)
Total stockholders’ equity	95,520,753	68,861,235
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$234,306,012	$201,469,244

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Revenues:
Crude oil sales	$5,872,961	$3,743,117	$10,868,686	$8,594,034
Natural gas sales	4,066,646	2,362,872	7,712,792	5,129,414
Other revenue	79,272	51,943	158,566	109,284
Crude oil and natural gas sales	10,018,879	6,157,932	18,740,044	13,832,732

Operating Expenses:
Lease operating	3,183,840	2,284,291	6,286,838	5,056,022
Production and ad valorem taxes	754,646	556,209	1,454,004	1,174,920
General and administrative	3,762,524	2,640,238	7,384,733	5,785,275
Depletion and depreciation	1,152,477	1,072,408	2,287,146	2,049,360
Accretion of discount on asset retirement obligations	54,235	29,445	108,637	58,336
Total operating expenses	8,907,722	6,582,591	17,521,358	14,123,913

Income from operations	1,111,157	(424,659)	1,218,686	(291,181)

Other income (expenses):
Interest expense	(265,275)	(122,017)	(664,772)	(1,964,732)
Unrealized loss on commodity derivatives	(1,845,862)	(693,016)	(2,361,899)	(156,990)
Realized gain (loss) on commodity derivatives	(37,785)	235,128	258,695	751,457
Interest income	51,763	74,413	154,952	91,181
Total other income (expenses)	(2,097,159)	(505,492)	(2,613,024)	(1,279,084)

Loss from continuing operations before income taxes	(986,002)	(930,151)	(1,394,338)	(1,570,265)

Income tax benefit	344,632	399,871	474,632	597,070

Loss from continuing operations	(641,370)	(530,280)	(919,706)	(973,195)

Income (loss) from discontinued operations, net of related taxes	(48,654)	85,109	(48,654)	160,131

Net loss	(690,024)	(445,171)	(968,360)	(813,064)

Preferred stock dividend	888,222	966,972	1,855,194	1,235,575

Net loss applicable to common stock	$(1,578,246)	$(1,412,143)	$(2,823,554)	$(2,048,639)

Net income (loss) per share - basic and diluted
Continuing operations	$(0.04)	$(0.04)	$(0.08)	$(0.07)
Discontinued operations	—	—	—	$—
Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.08)	$(0.07)

Weighted average common shares outstanding
Basic and diluted	35,101,346	31,891,608	33,858,581	28,967,429